Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Guerrant Associates
	Jeffrey H. Sakamoto	Laura Guerrant
	(808) 326-1353	(808) 882-1467
	jsakamoto@cyanotech.com	lguerrant@guerrantir.com

CYANOTECH CORPORATION REGAINS COMPLIANCE WITH
NASDAQ SMALLCAP MARKET RULES

KAILUA KONA, Hawaii.—December 1, 2003— Cyanotech Corporation (Nasdaq: CYAN), a world leader in producing high-value natural products from microalgae, announced today that the Nasdaq Listing Qualifications Panel (“Panel”) has determined that Cyanotech has evidenced compliance with all requirements necessary for continued listing on the Nasdaq SmallCap Market.

In a letter dated November 26, 2003, the Panel stated, “As of the close of business on November 25, 2003, the Company demonstrated a closing bid price of at least $1.00 per share for 13 consecutive trading days.  Accordingly, the Panel determined to continue the listing of the Company’s securities on the Nasdaq SmallCap Market.”

“I am gratified that the Nasdaq Listing Qualifications Panel has determined in favor of allowing our stock to remain listed on the SmallCap Market,” commented Gerald R. Cysewski, Ph.D., Chairman, President and Chief Executive Officer.  “With this issue resolved our Company can now put its full attention towards our commitment to achieve sustainable growth and return to profitability.  I believe this focus on operations is a solid foundation for providing lasting value to our shareholders.  We have made excellent progress during this past year and will continue to keep our efforts focused on our bottom line.”

About Cyanotech

Cyanotech Corporation, a world leader in microalgal technology, produces high-value natural products from microalgae and is the world’s largest commercial producer of natural astaxanthin (pronounced “asta-zan-thin”) from microalgae.  Products include BioAstin® natural astaxanthin, a powerful antioxidant with expanding applications as a human nutraceutical; NatuRose® natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica®, a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market.  Spirulina Pacifica and BioAstin are sold directly online through the Company’s website, www.nutrex-hawaii.com, as well as through resellers in over 30 countries worldwide.  Technical information for the Company’s phycobiliproteins products is available at www.phycobiliprotein.com. Corporate data and other product information are available at www.cyanotech.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

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